Exhibit 99

The Boyds Collection announces restructuring of sales operation.

Gettysburg, PA, October 18, 2004 – The Boyds Collection, Ltd. (NYSE: FOB) today announced a restructuring of its sales operation. This is in keeping with the company’s previously announced commitment to implement changes in its product and distribution strategies, it will improve Boyds’ ability both to serve its existing collector base and to expand product and brand awareness among new customers by ensuring the company provides outstanding service to its broad network of retailers while most efficiently managing its cost structure. The restructuring is expected to generate $3 million in net annualized cost savings.

Under the restructuring plan, the company is eliminating 73 field sales positions and strengthening its customer service and telemarketing capabilities through the addition of 35 resources in a partnership with TactionTM, a leading professional inbound and outbound customer call center with state-of-the-art capabilities.

Jan L. Murley, Chief Executive Officer, said, “The restructuring we are announcing today will support Boyds’ strategy of providing our customers with the right products, in the right places at the right price, as well as our objective of best aligning our overall cost structure with market demand.  The changes to our sales organization are the result of a thorough examination of our existing sales practices that we undertook to allow Boyds to adopt the most efficient and effective approach going forward.  I am confident that our new sales structure represents the right allocation of resources and will allow our National Account Group to continue to focus on driving business through the expanding channels we have created in this past year, while allowing our field sales team to expand their capabilities and services to grow our field focused accounts.”

The restructuring will create a charge of approximately $0.5 M in the fourth quarter of 2004, which will be more than offset in the quarter by the savings that will be realized.

About The Boyds Collection

The Boyds Collection, Ltd. is a leading designer and manufacturer of unique, whimsical and “Folksy With AttitudeSM” gifts and collectibles, known for their high quality and affordable pricing.  The Company sells its products through a large network of retailers, as well as at Boyds Bear Country™ in Gettysburg, Pennsylvania — www.boydsbearcountry.com — “the world’s most humungous teddy bear store.” Founded in 1979, the Company was acquired by Kohlberg Kravis Roberts & Co. (KKR) in 1998 and is traded on the NYSE under the symbol FOB.  Information about Boyds can be found at www.boydsstuff.com.

About Taction -n. the single point of contact; the act of touching

Taction is an award-winning contact center providing premium customer service for consumers and businesses, including outbound sales for business-to-business applications.  Taction has provided customer point-of-contact services for trusted, international brands for more than twenty years.  Our elite customer service and advanced technological infrastructure result in the seamless integration of client operations with multi-channel, outsourced, customer care services.  Supporting major retailers, e-Commerce sites and catalog companies, Taction provides a comprehensive menu of carefully managed services for voice, e-mail, e-fax, e-chat and white-mail interactions. Based in a state-of-the-art facility on Maine’s mid-coast, Taction demonstrates an active commitment to social responsibility and has garnered several awards for ongoing support of community-based economic development.  For more information please visit www.Taction.net or call 800-772-3182.

Any conclusions or expectations drawn from the statements in this press release concerning matters that are not historical corporate financial results are “forward-looking statements” that involve risks and uncertainties. Sales patterns have historically varied in number, mix and timing, and there can be no assurance that the sales estimates will be accurate or that the sales trend year-to-date will continue. Other factors, including retail inventory levels, consumer demand, product development efforts, completion of third party product manufacturing, dealer reorders and order cancellations, control of operating expenses, corporate cash flow application, and industry, general economic, regulatory and international trade conditions, can significantly impact the Company’s estimated and actual sales and earnings. Actual results may vary materially from estimates and other forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements.

#  #  #